EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 22, 2009, with respect to the 2009 consolidated financial statements included in the Annual Report of Integrated Silicon Solution, Inc. on Form 10-K for the year ended September 30, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Integrated Silicon Solution, Inc. on Forms S-3 (File Nos. 333-84402 and 333-42245) and on Forms S-8 (File Nos. 333-95282, 333-3438, 333-26135, 333-44281, 333-50679, 333-76991, 333-33944, 333-56800, 333-84404, 333-101378, 333-115494, 333-144006 and 333-148184).

/s/ GRANT THORNTON, LLP

San Jose, California
December 22, 2009